UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2006
GENVEC, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-24469	23-2705690

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		No.)
65 West Watkins Mill Road
Gaithersburg, MD

(Address of principal executive offices)
20878

(Zip Code)
(240) 632-0740

(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 19, 2006, GenVec, Inc. (the “Company”) entered into a letter agreement (the “Placement Agent Agreement”) with Rodman & Renshaw, LLC as placement agent, relating to the proposed offering of up to 9,609,757 shares of the Company’s common stock at a price of $2.05 per share (the “Offering”). The shares are being offered pursuant to the Company’s registration statement on Form S-3 (File No. 333-123968), filed with the Securities and Exchange Commission on April 8, 2005 and declared effective on April 28, 2005. A copy of the Placement Agent Agreement is attached to this Current Report as Exhibit 10.1 and is incorporated herein by reference.
     The Offering is expected to close on or about December 21, 2006, subject to certain closing conditions. Assuming that the maximum number of shares are sold in the Offering, the Company will raise aggregate proceeds of approximately $19.7 million, resulting in net offering proceeds of approximately $18.3 million after deducting the placement agent fees and other estimated expenses related to the Offering.
     The Company will offer to sell shares of its common stock to investors who agree to the subscription terms and conditions and deliver to the Company signed copies of the Securities Purchase Agreement substantially in the form attached hereto as Exhibit 10.2 and incorporated herein by reference.
Item 8.01. Other Events.
     On December 20, 2006, the Company issued the press release attached hereto as Exhibit 99.1 announcing the Company’s entry into the Placement Agent Agreement and the commencement of the offering. The press release is incorporated by reference into this Current Report.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

10.1	Letter Agreement, dated December 19, 2006, by and among GenVec, Inc. and Rodman & Renshaw, LLC

10.2	Form of Securities Purchase Agreement

99.1	Press release issued by GenVec, Inc. on December 20, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC. (Registrant)
By:	/s/Douglas J. Swirsky
Douglas J. Swirsky, CPA, CFA
Chief Financial Officer, Treasurer and Corporate Secretary

Date: December 20, 2006

EXHIBIT INDEX

Exhibit Number	Description of Document

10.1	Letter Agreement, dated December 19, 2006, by and among GenVec, Inc. and Rodman & Renshaw, LLC

10.2	Form of Securities Purchase Agreement

99.1	Press release issued by GenVec, Inc. on December 20, 2006.